FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST, INC. EXPANDS SAN FRANCISCO BAY AREA PORTFOLIO; PURCHASES FOURTH SELF STORAGE FACILITY

GILROY, Calif. - August 16, 2011 - Strategic Storage Trust, Inc. (SSTI) - a publicly registered non-traded REIT targeting the self-storage market - recently acquired a 610-unit property in the San Francisco Bay Area with a total aggregate value of approximately $6.56 million. SSTI's San Francisco Bay Area self-storage portfolio now includes four facilities totaling approximately 2,600 units. The new site will be rebranded under the SmartStop™ Self Storage trade name.

"This acquisition is our final closing in a portfolio transaction of four properties in the San Francisco Bay Area," said H. Michael Schwartz, SSTI's chairman and CEO. "The Gilroy area is a prime market for self-storage acquisition as it is in close proximity to Silicon Valley just 20 miles south of San Jose.  This site offers drive-up accessible units and is located near Highway 101 and the Gilroy Premium Outlet Stores."

The self-storage property is located in Santa Clara County at 8900 Murray Avenue in Gilroy, Calif. Built in 1999, the facility contains approximately 94,000 rentable square feet with 610 units on approximately 4.5 acres of land.

Aaron Swerdlin, senior managing director of Holliday, Fenoglio, Fowler, L.P. (HFF) represented the seller in the transaction.

Since the launch of SSTI in 2008, SSTI's portfolio of wholly-owned properties has expanded to include 77 properties in 17 states and Canada.

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is the first and only self-storage REIT in the public non-traded REIT marketplace.  SSTI is one of five publicly registered self-storage REITs in the United States and is one of the fastest growing self-storage REITs nationwide. The Strategic Storage Trust management team is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. The REIT's storage facilities are being branded as SmartStop™ Self Storage throughout the country.  Its portfolio includes approximately 51,000 self-storage units and 6.3 million rentable square feet of storage space.

For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com

To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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